Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CHANGING WORLD TECHNOLOGIES, INC.
(Pursuant to Section 242 and 245 of the
General Corporation Law of the State of Delaware)
          CHANGING WORLD TECHNOLOGIES, INC. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:
          1. The name of the corporation is Changing World Technologies, Inc.
          2. The date of filing of the Corporation’s original Certificate of Incorporation is May 29, 1998.
          3. This Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the Certificate of Incorporation of the Corporation, has been duly adopted in accordance with Section 228, 242 and 245 of the GCL.
          4. The Corporation’s Certificate of Incorporation hereby is amended and restated to read in its entirety as follows:
          FIRST: The name of the corporation is Changing World Technologies, Inc.
          SECOND: The address of the registered office of the Corporation is 15 East North Street, Kent County, Dover, Delaware 19901. The name of its registered agent at such address is United Corporate Services, Inc.
          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.
          FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is 2,445,081 shares, which shall consist of two classes: (i) Common Stock, par value $0.01 per share (“Common Stock”); and (ii) Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The total number of shares of each class of capital stock which the Corporation shall have authority to issue is 2,000,000 shares of Common Stock and 445,081 shares of Preferred Stock. The Preferred Stock shall be designated as set forth below.
          The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock and the Common Stock are as follows:

     1. Common Stock
          1.1 Relative Rights
          Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.
          1.2 Dividends
          Whenever there shall have been paid, or declared and set aside for payment to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation.
          1.3 Dissolution, Liquidation, Winding Up
          In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts, if any, to which they are entitled.
          1.4 Voting Rights
          Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.
     2. Preferred Stock
         2.1 Designation
               (a) Designation and Amount; Stated Capital. One Hundred Ninety-Five Thousand Eighty-One (195,081) shares of Preferred Stock are hereby constituted as a series of the Preferred Stock designated as “Series A Convertible

Preferred Stock” (the “Series A Convertible Preferred Stock”), and the par value thereof shall be $.01 per share. The amount to be represented in stated capital at all times for each share of Series A Convertible Preferred Stock shall be $.01.
               (b) Designation of Additional Series of Preferred Stock. Except as otherwise provided in this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), the Board of Directors is expressly authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereon, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the GCL. Except as otherwise provided in this Certificate of Incorporation, the Board of Directors is also expressly authorized to increase the number of shares of any series of Preferred Stock other than the Series A Convertible Preferred Stock subsequent to the issuance of shares of that series or to decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status of authorized but unissued shares of Preferred Stock.
          2.2 Rank
          Rank. With respect to rights on liquidation, winding-up and dissolution, the Series A Convertible Preferred Stock will rank senior to: (A) the Common Stock, (B) all other classes of common stock, and (C) each other class or series of preferred stock of the Corporation now or hereafter established by the Board of Directors (the “Board of Directors” or the “Board”) of the Corporation. With respect to dividend rights, the Series A Convertible Preferred Stock will rank (i) on parity with the Common Stock and all other classes of common stock and (ii) on parity with or senior to (as determined by the Board in accordance with Section 2.1(b) above) each other class or series of preferred stock of the Corporation now or hereafter established by the Board.
     3. Dividend Rights. The holders of shares of Series A Convertible Preferred Stock shall be entitled to receive dividends to the extent declared by the Board on the Common Stock as if such Series A Convertible Preferred Stock had been converted into Common Stock immediately prior to the record date for such dividends.
     4. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets that may be legally distributed to the Corporation’s stockholders (the “Available Funds and Assets”) shall be distributed to stockholders in the following manner:
          4.1 Series A Preferred Stock. The holders of each share of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any other shares of capital stock of the Corporation, an amount, in cash to the extent available, per share equal to the $25.63 per share of Series A Convertible Preferred Stock the (the “Liquidation Preference”) (as adjusted for stock splits, stock dividends, combinations or the like), increasing by an amount equal to 8% of the liquidation Preference per annum (prorated in the case of a partial year) commencing on the date of issuance of the Series A Convertible Preferred Stock. If upon any liquidation, dissolution or winding up of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Convertible Preferred Stock of their full preferential amount described in this subsection, then the entire Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Convertible Preferred Stock pro rata, according to the number of outstanding shares of Series A Convertible Preferred Stock held by each holder thereof.
          4.2 Remaining Assets. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series A Preferred Stock of the amounts described above in Section 4.1, then all such remaining Available Funds and Assets shall be distributed pro rata among the holders of Common Stock.
          4.3 No Sinking Fund. The shares of Series A Convertible Preferred Stock shall not be subject to the operation of a purchase, retirement or sinking fund.
          4.4 Non-Cash Consideration. If any assets of the Corporation distributed to shareholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board of Directors in good faith, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued at the Fair Market Value (as defined in Section 6.3(c)) of such securities:
     5. Voting Rights.
          5.1 Series A Convertible Preferred Stock. In addition to any voting rights provided in this Certificate of Incorporation, the Corporation’s By-Laws or by law, the Series A Convertible Preferred Stock shall vote together with the Common Stock as a single class on all actions to be voted on by the stockholders of the Corporation. Each share of Series A Convertible Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Series A Convertible Preferred Stock is then convertible.
          5.2 Directors. For so long as the Investors, as such term is defined in the Securities Purchase Agreement, dated October 24, 2002 among the Corporation and the Investors name therein, (together with their Permitted Assigns (as defined below) to whom they may, from time to time, transfer shares of Series A Convertible Preferred Stock and/or Common Stock, the “Initial Holders”) continue to hold at least 50%, in the aggregate, of the (i) originally issued Series A Convertible Preferred Stock (including shares of Common Stock issued upon conversion of such Series A Convertible Preferred Stock) and (ii) the shares of Common Stock held by them immediately prior to the original issuance of the Series A Convertible Preferred Stock (the “Initial Holdings”), the Initial Holders shall be entitled, but not required, to elect two (2) directors of the Corporation (or such greater number of directors as provided in this Section 5.2 in the event that the number of directors constituting the Board exceeds nine(9)). For so long as the Initial Holders continue to hold less than 50% but at least 10% of the Initial Holdings, the Initial Holders shall be entitled, but not required, to elect one (1) director of the Corporation. So long as the Initial Holders are entitled to elect at least two (2) directors in accordance with this Section 5.2, in the event that the number of members of the Board of Directors is increased above nine (9) members, the Initial Holders shall be entitled to elect one (1) additional director for every three (3) new directorship’s which are authorized and created pursuant to this Certificate of Incorporation and/or the By-laws of the Corporation; provided, however, that the Corporation shall not be entitled to increase the number of directorships by an increment of two (2) (including by successive increments of one (1)), unless the Initial Holders shall be entitled to nominate and elect at least one (1) new director (either by increasing the number of new directorships to three (3) or by allowing the Initial Holders to nominate and elect one (1) of such two (2) new directors). In the event the Initial Holders hold less than 10% of the Initial Holdings, the Initial Holders shall only be able to elect directors together with all other classes and series of stock entitled to vote generally in an election of directors. The directors elected in accordance with this Section 5 are hereinafter referred to as the “Preferred Directors”. Holders of at least a majority of the Initial Holdings shall exercise their right, as described above, to elect the Preferred Directors by written notice to the Corporation of the identity of the persons nominated to serve as Preferred Directors. Any vacancy in the directorships to be held by the Preferred Directors shall be filled only by vote or written consent of the holders of the Initial Holdings as provided above.
          “Permitted Assigns” shall mean (a) a corporation of which the stockholders and directors include only the Initial Holders, or such Initial Holders’ spouse and/or issue; (b) a partnership, the limited and general partners of which include only the Initial Holders, or such Initial Holders’ spouse and/or issue; (c) a limited liability company, the managers and members of which include only the Initial Holders, or such Initial Holders’ spouse and/or issue; and (d) a trust, the beneficiaries of which are and can only, now and in the future, be the Initial Holders, or such Initial Holders’ spouse and/or issue.
          5.3 Class Protective Provisions. So long as at least five percent (5%) of the shares of the Series A Preferred Stock remain outstanding (except for clause (a) below, which shall be effective so long as any shares of Series A Preferred Stock remain outstanding), the Corporation shall not, without the approval of the holders of a majority of the Series A Preferred Stock then outstanding, voting as a single class on an as-converted basis:
               (a) any amendment, alteration or repeal of this Certificate of Incorporation, if such amendment, alteration or repeal materially and adversely affects the powers, preferences or special rights of the Series A Convertible Preferred Stock;
               (b) the authorization or issuance of any other class or series of securities of the Corporation on parity with or senior to the Series A Convertible Preferred Stock or the increase in the amount of authorized securities of any such class or series; or
               (c) purchase, redeem or retire for value any capital stock of the Corporation other than the Series A Convertible Preferred Stock.
          5.4 The rights of the holders of Series A Convertible Preferred Stock to vote as hereinabove provided may be exercised at any annual meeting or at any special meeting called as herein provided or at any adjournment thereof (or any written actions in lieu of meetings).
     6. Conversion Rights. The outstanding shares of Series A Preferred Stock shall be convertible into Common Stock as follows:
          6.1 Optional Conversion. (a) Each holder of Series A Convertible Preferred Stock shall have the right to convert the Series A Convertible Preferred Stock, at any time, from time to time, in whole or in part, into shares of Common Stock in accordance with this Section 6. Each share of Series A Convertible Preferred Stock shall be convertible at the Corporation’s office into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) as shall equal the product of one (1) multiplied by the Conversion Rate (as hereinafter defined), in effect at the time of conversion. The “Conversion Rate” shall be a fraction, the denominator of which shall be the Conversion Price (as hereinafter defined) and the numerator of which shall be $29.00. The Conversion Price shall initially be $29.00, subject to adjustment as provided in Section 7.
               (b) The right of the holders of Series A Convertible Preferred Stock to convert their shares shall be exercised by surrendering for such purposes to the Corporation or its agent, as provided above, certificates representing shares of Series A Convertible Preferred Stock to be converted, duly endorsed in blank or accompanied by proper instruments of transfer and a notice of conversion. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery upon conversion of shares of Common Stock or other securities or property in a name other than that of the holder of the shares of the Series A Convertible Preferred Stock being converted, and the Corporation shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.
          6.2 Automatic Conversion.
               (a) Each share of Series A Convertible Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein (i) upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act covering the offer and sale of Common Stock for the account of the Corporation in which the per share price is based on a pre-offering valuation of the Corporation of not less than $60,000,000; (ii) upon any merger, or consolidation of the Corporation with or into another entity where the stockholders of the Corporation immediately prior to such event hold less than a majority of the outstanding voting power of the surviving or consolidated entity, other than a merger for the sole purpose of effecting a reorganization or change in domicile of the Corporation; or (iii) upon the vote of the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock.
               (b) Upon the occurrence of any event specified in subparagraph 6.2(a)(i), (ii) or (iii) above, the outstanding shares of Series A Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.
     6.3 Conversion Mechanics. (a) The Corporation (and any successor corporation) shall take all action necessary so that a number of shares of the authorized but unissued Common Stock (or common stock in the case of any successor corporation) sufficient to provide for the conversion of the Series A Convertible Preferred Stock outstanding upon the basis hereinbefore provided are at all times reserved by the Corporation (or any successor corporation), free from preemptive rights, for such conversion. If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series A Convertible Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series A Convertible Preferred Stock on the new basis.
               (b) Upon the surrender of certificates representing shares of Series A Convertible Preferred Stock, the person converting shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, and all rights with respect to the shares surrendered shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other property as herein provided and except for the right to elect directors pursuant to Section 5.2.
               (c) No fractional shares of Common Stock shall be issued upon conversion of Series A Convertible Preferred Stock but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of such shares surrendered for conversion at one time by the same holder, the Corporation shall pay in cash an amount equal to the product of (i) “Fair Market Value” (as defined below) and (ii) such fraction of a share. “Fair Market Value” shall mean the average of the closing sales price (or the average of the closing bid and ask prices if no sales prices are reported on any given day) of the Common Stock as reported on Nasdaq (or such other exchange or quotation medium on which the Common Stock is then traded) for five (5) day trading period immediately preceding the fifth (5th) day prior to date of the notice of conversion. If the Common Stock is not quoted on Nasdaq, an exchange or other quotation medium, Fair Market Value shall be determined by the Board of Directors of the Corporation in good faith.
               (d) Whenever the Conversion Rate is adjusted, the Corporation will give notice by mail to the holders of record of Series A Convertible Preferred Stock, which notice shall be made within 10 days after the effective date of such adjustment and shall state the adjustment and the Conversion Rate. Notwithstanding the foregoing notice provisions, failure by the Corporation to give such notice or a defect in such notice shall not affect the binding nature of such corporate action of the Corporation.
               (e) Whenever the Corporation shall propose to take any of the actions specified in Sections 7.3, 7.4 or 7.5 which would result in any adjustment in the Conversion Rate under this Section 6, the Corporation shall use its best efforts to cause a notice to be mailed at least 10 days prior to the date on which the books of the Corporation will close or on which a record will be taken for such action, to the holders of record of the outstanding Series A Convertible Preferred Stock on the date of such notice. Such notice shall specify the action proposed to be taken by the Corporation and the date as of which holders of record of the Common Stock shall participate in any such actions or be entitled to exchange their Common Stock for securities or other property, as the case may be. Failure by the Corporation to mail the notice or any defect in such notice shall not affect the validity of the transaction.

     7. Adjustment to Conversion Rate.
          7.1 In case the Corporation shall at any time after the date hereof issue, grant or sell any Additional Stock (as hereinafter defined) for a consideration, exercise or conversion price per share less than the Conversion Price in effect immediately prior to the issuance or sale of such Additional Stock, or without consideration, then forthwith upon such issuance or sale, the Conversion Price shall (upon such issuance or sale) be reduced to the effective price per share (the “Sale Price”) at which the Additional Stock is issued, granted or sold; provided, however, that in no event shall the Conversion Price be adjusted pursuant to this computation to an amount in excess of the Conversion Price in effect immediately prior to such computation, except as provided in Section 7.5 hereof. “Additional Stock” shall mean Common Stock or options, warrants or other rights to acquire or securities convertible into or exchangeable for shares of Common Stock, including shares held in the Corporation’s treasury, and shares of Common Stock issued upon the exercise of any options, rights or warrants to subscribe for shares of Common Stock and shares of Common Stock issued upon the direct or indirect conversion or exchange of securities for shares of Common Stock, but shall not include (i) securities issued for the acquisition of another corporation or entity by merger, purchase of all or substantially all of the assets of such other corporation or entity or other reorganization resulting in the ownership by the Corporation of not less than 51% of the voting power of such other corporation or entity; provided that such transaction is approved by a majority of the disinterested directors of the Corporation, (ii) options to purchase up to 75,000 shares of Common Stock pursuant to the Corporation’s 2002 Stock Option Plan and any options to purchase shares of Common Stock issued pursuant to the Corporation’s future stock option plans or similar plans approved by the Board of Directors and stockholders of the Corporation, but only to the extent that not more than 15% of the options to purchase Common Stock subject to any one such plan are issued to any one person or entity (including his or its respective affiliates, as the case may be), (iii) securities issued as a result of any stock split, stock dividend or reclassification of Common Stock, distributable on a pro rata basis to all holders of Common Stock, (iv) securities issued as a result of any conversion, exchange, stock split, stock dividend or reclassification of Series A Preferred Stock, (v) securities issued to vendors, strategic partners or consultants; provided that, in the case that such vendors, strategic partners or consultants are affiliates of the Corporation, such issuance is approved by a majority of the disinterested directors of the Corporation, (vi) securities issued to lenders pursuant to any bank financing arrangement approved by the Board of Directors (including any securities issued upon exercise of such securities), (vii) securities sold to stockholders of the Corporation pursuant to a general rights offering to all stockholders, offered on a pro rata basis, (viii) securities issuable upon exercise of options, warrants or other rights to acquire or securities convertible into or exchangeable for shares of Common Stock that are currently outstanding (ix) securities issued to directors of the Corporation solely as compensation for service to the Corporation as a director or (x) securities issued upon exercise or conversion of any Additional Stock.

          7.2 For the purpose of any computation to be made in accordance with Section 7.1, the following provisions shall apply:
               (a) In case of the issuance or sale of shares of Common Stock for a consideration part or all of which shall be cash, to the extent it consists of cash, the cash component of the Sale Price shall be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation;
               (b) In the case of the issuance or sale (otherwise than as a dividend or other distribution on any stock of the Corporation) of shares of Common Stock for a consideration part or all of which shall be other than cash, to the extent it consists of property other than cash, the property component of the Sale Price shall be computed at the fair value of that property as determined in good faith by the Board;
               (c) In the case of the issuance of options, rights, or warrants to purchase or subscribe for shares of Common Stock, securities convertible into or exchangeable for shares of Common Stock, or options, rights or warrants to purchase or subscribe for any such convertible or exchangeable securities, the following provisions shall apply:
                    (i) The Sale Price for the issuance, grant or sale of any options, rights or warrants shall be deemed to be the minimum purchase price per share provided for in such options, rights or warrants at the time of issuance plus the consideration, if any, received by the Corporation in connection with sale or issuance of such options, rights or warrants; provided, however, that upon the termination of such options, rights or warrants, if any thereof shall not have been exercised, the Conversion Price then in effect shall forthwith be readjusted and thereafter be the price which it would have been had such adjustment been made on the basis of the issuance only of shares of Common Stock actually issued or issuable upon the exercise of those options, rights or warrants as to which the exercise of rights shall not have expired or terminated unexercised.
                    (ii) The Sale Price for the issuance, grant or sale of any convertible or exchangeable securities shall be deemed to be the consideration received by the Corporation in connection with the sale of such securities plus the consideration, if any, receivable by the Corporation upon the conversion or exchange thereof; provided, however, that upon the termination of the right to convert or exchange such convertible or exchangeable securities (whether by reason of redemption or otherwise), the Conversion Price then in effect shall forthwith be readjusted and thereafter be the price which it would have been had such adjustment been made on the basis of the issuance only of shares actually issued or issuable upon the conversion or exchange of those convertible or exchangeable securities as to which the conversion or exchange rights shall not have expired or terminated unexercised.

                    (iii) If any change shall occur in the price per share provided for in any of the options, rights or warrants referred to in Section 7.1(c)(i), or in the price per share at which the securities referred to in Section 7.1(c)(ii) are convertible or exchangeable, such options, rights or warrants or conversion or exchange rights, as the case may be, shall be deemed to have expired or terminated on the date when such price change became effective in respect of shares not theretofore issued pursuant to the exercise or conversion or exchange thereof, and the Corporation shall be deemed to have issued upon such date new options, rights or warrants or convertible or exchangeable securities at the new price in respect of the number of shares issuable upon the exercise of such options, rights or warrants or the conversion or exchange of such convertible or exchangeable securities.
                    (iv) Except as otherwise provided in this Section 7.2, no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon exercise of options, rights or warrants or upon the actual issuance of such Common Stock upon conversion or exchange of any convertible or exchangeable securities.
          7.3 In case the Corporation shall pay or make a dividend or other distribution to all holders of its Common Stock in shares of Common Stock, the Conversion Price in effect at the opening of business on the day next following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination, and the denominator of which shall be the sum of the numerator and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day next following the date fixed for such determination. For the purposes of this Section 7.3, the number of shares of Common Stock at any time outstanding shall not include shares of Common Stock held in the treasury of the Corporation. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.
          7.4 In the event that the Corporation shall at any time prior to the conversion of all of the outstanding shares of Series A Convertible Preferred Stock declare a dividend (other than a dividend consisting solely of shares of Common Stock or a cash dividend or distribution payable out of current or retained earnings) or otherwise distribute to its holders of Common Stock any monies, assets, property, rights, evidences of indebtedness, securities (other than shares of Common Stock), whether issued by the Corporation or by another person or entity, or any other thing of value, the holder or holders of the Series A Convertible Preferred Stock shall thereafter be entitled, in addition to the shares of Common Stock or other securities receivable upon the conversion thereof, to receive, upon conversion of the Series A Convertible Preferred Stock, the same monies, property, assets, rights, evidences of indebtedness, securities or any other thing of value that they would have been entitled to receive at the time of such dividend or distribution. At the time of any such dividend or distribution, the

Corporation shall make appropriate reserves to ensure the timely performance of the provisions of this Section 7.4.
          7.5 In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.
          7.6 In case the Corporation shall fail to take a record of the holders of its shares of Common Stock for the purpose of entitling them to receive a dividend or other distribution payable in shares of Common Stock, then such record date shall be deemed to be the date of the issue of the shares of Common Stock deemed to have been issued as a result of the declaration of such dividend or other distribution or the date of the granting of such right of subscription or purchase, as the case may be.
          7.7 No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one cent ($.01) in the Conversion Price; provided, however, that any adjustments which by reason of this Section 7 are not required to be made shall be carried forward and taken into account in any subsequent adjustment.
     8. Miscellaneous
          8.1 No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.
          8.2 Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.
          8.3 Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.
          8.4 Outstanding Shares. All shares of Series A Convertible Preferred Stock shall be deemed outstanding except: (i) from the date of surrender of certificates representing shares of Series A Convertible Preferred Stock for conversion into Common

Stock, all shares of Series A Convertible Preferred Stock converted into Common Stock; and (ii) from the date of registration of transfer, all shares of Series A Convertible Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.
          FIFTH: Members of the Board of Directors of the Corporation may be elected either by written ballot or by voice vote.
          SIXTH: The Board of Directors may from time to time adopt, amend or repeal the by-laws of the Corporation; provided, however, that any by-laws adopted or amended by the Board of Directors may be amended or repealed, and any by-laws may be adopted, by the stockholders of the Corporation by vote of a majority of the holders of shares of stock of the Corporation entitled to vote in the election of directors of the Corporation.
          SEVENTH: The Corporation (i) shall indemnify, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or hereafter may be amended, all officers and directors of the Corporation and (ii) may indemnify, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or hereafter may be amended, all other persons whom it may indemnify pursuant thereto. The indemnification conferred or permitted hereby shall not be deemed to be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.
          EIGHTH: No director of this Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation’s directors to the Corporation or its stockholders to the fullest extent permitted by Section 102(b) (7) of the General Corporation Law, as amended from time to time.
          NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate at incorporation, in the manner now or hereafter prescribed by statute, and all rights and powers conferred herein upon stockholders and directors are granted subject to this reservation.
          TENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court or equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the

General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the General Corporation Law, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.
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     IN WITNESS WHEREOF, said corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct this October 24, 2002.

CHANGING WORLD TECHNOLOGIES, INC.

By:	/s/ Brian S. Appel
Name: Brian S. Appel
Title: Chief Executive Officer and Chairman

ACKNOWLEDGED:

By:	/s/ Alan Libshutz
Name: Alan Libshutz
Title: President

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